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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
               OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION
                          OF VANDA PHARMACEUTICALS INC.

      Vanda Pharmaceuticals Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

      DOES HEREBY CERTIFY:

      FIRST: The name of the Corporation is Vanda Pharmaceuticals Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 13, 2002.

      SECOND: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Second Restated Certificate of Incorporation of the Corporation (the "Certificate"), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders to such amendment. The proposed amendment is to replace the first paragraph of Article IV of the Certificate in its entirety with the following:

            "The total number of shares of capital stock that the Corporation shall have authority to issue is: (i) 50,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock") and (ii) 40,081,308 shares of Preferred Stock, par value $0.001 per share, of which 10,000,000 shares shall be Series A Preferred Stock (the "Series A Preferred Stock") and 30,081,308 shares shall be Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock")."

      THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

                                                        State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                  Delivered 10:33 AM 03/22/2005
                                                     FILED 10:33 AM 03/22/2005
                                                   SRV 050233926 - 3590747 FILE


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      IN WITNESS WHEREOF, Vanda Pharmaceuticals Inc. has caused this
Certificate of Amendment to be signed by its Chief Executive Officer, as of this 22nd day of March, 2005.

                                    By: /s/ Mihales Polymeropoulos
                                        ----------------------------
                                    Name: Mihales Polymeropoulos
                                    Title:  Chief Executive Officer